Exhibit 99.2
May 2, 2024
The Board of Directors
CBB Bancorp
215 E Main Street
Cartersville, Georgia 30120
Members of the Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated February 27, 2024, to the Board of Directors of CBB Bancorp as Annex C to, and to the reference thereto under the captions “Summary – Opinion of CBB’s Financial Advisor,” “The Merger – Opinion of CBB’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger of CBB Bancorp and Southern States Bancshares, Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Southern States Bancshares, Inc. (the “Registration Statement”).
By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PERFORMANCE TRUST CAPITAL
PARTNERS, LLC

By:	/s/ William Brackett
William Brackett
Managing Director, Investment Banking